Exhibit 99.1

CONFIDENTIAL DRAFT NOT FOR IMMEDIATE RELEASE

Hour Loop Reports Second Quarter 2022 Results

Demonstrates Strong Execution Despite Challenging Macroeconomic Environment and Unfavorable e-Commerce Traffic in Q2

Provides Full Year 2022 Revenue Guidance Range of $81 million to $90 million

Redmond, WA, Aug 12, 2022 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the second quarter ended June 30, 2022.

Financial Highlights for Second Quarter 2022:

●	Total revenues increased 27.1% and 19.8% to $14.8 million, compared to $11.6 million in the year-ago period and $12.4 million for the first quarter of 2022, respectively.
●	Net loss totaled $0.31 million, compared to net income of $1.1 million in the year-ago period and net loss of $0.65 million for the first quarter of 2022.
●	Cash used in operating activities for the six months ended June 30, 2022 was $13.2 million, compared to $0.2 million in the year-ago period.

Management Commentary

“We’re pleased with our second quarter 2022 performance as we reported strong financial and operational results despite the significantly impacted consumer spending environment driven by inflationary and supply chain pressures and the trending down traffic in overall e-commerce,” said Sam Lai, CEO of Hour Loop. “Against this backdrop, we further demonstrated our ability to execute on our strategy and drive growth as planned. Given that our investment in labor and inventories were frontloaded in the first quarter, we have delivered second quarter 2022 revenues of $14.8 million, up 27.1% and 19.8% compared to the year ago period and first quarter of 2022, respectively, while our net loss significantly narrowed.

“While we are encouraged by our progress, we are not immune to the challenging macroeconomic environment, which impacted our gross profit percentage as a result of increased operating expenses, FBA fees, and a strong competitive environment. However, despite these challenges, we are frontloading our investments for the year while projecting to show profitability and maintain double digit growth for the full year 2022. We believe our investments are necessary to grow our headcount, rapidly scale, and set a foundation for future success once these headwinds ease, and we are building on our momentum since our IPO. We look forward to continuing to execute, drive growth, and ultimately deliver increased value for our shareholders.”

Second Quarter 2022 Financial Results

Total revenues in the second quarter of 2022 were $14.8 million compared to $11.6 million in the year-ago period and $12.3 million for the first quarter of 2022, respectively. The increase was primarily due to continued growth and maturity in our operating model, despite a continuation in overall e-commerce traffic decline in the second quarter.

Gross profit percentage declined 1.92% to 56.46%, compared to 58.38% of total revenues in the comparable period a year ago but improved from 52.3% for the first quarter of 2022. The year-over-year decrease was a function of our aggressive growth initiatives and a heightened inflationary environment causing higher cost of goods sold, increased FBA fees, and strong competition.

Operating expenses increased 52.8% to $8.7 million compared to $5.7 million in the year- ago period. This was a function of increased platform fees paid to Amazon, and a significant increase in our labor force.

Net loss in the second quarter was $0.31 million, or $0.01 per diluted share, compared to net income of $0.86 million, or $0.03 per diluted share, in the comparable year-ago period. The decrease was driven by increased costs and expenses as a result of the reasons mentioned above. Nevertheless, net loss in the second quarter narrowed to around half of the net loss for the first quarter of 2022.

As of June 30, 2022, the Company had $2.3 million in cash and cash equivalents, compared to $10.6 million as of December 31, 2021. This decrease was driven by the growth of inventory and labor force.

Inventories as of June 30, 2022, were $14.6 million compared to $7.0 million as of December 31, 2021. The Company intentionally invested heavily in inventories for strategic reasons.

Full Year 2022 Financial Outlook

For the full year 2022, the Company maintains its guidance for revenue to be in the range of $81 million to $90 million, representing 30% to 45% year-over-year growth.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. The Company expanded its operations to www.walmart.com in October 2020. To date, the Company has generated practically all of its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and Walmart. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparels, and electronics. The Company’s primary strategy is to bring most of its vendors product selections to the customers. It has advanced software that assists the Company in identifying product gaps so it can keep such products in stock year-round including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including with respect to the Company’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Investor Contact

Finance Department

finance@hourloop.com

HOUR LOOP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of June 30, 2022 (Unaudited) and December 31, 2021

	June 30,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$2,306,430	$10,592,572
Accounts receivable, net	151,607	125,991
Inventory, net	14,601,346	7,041,864
Prepaid expenses and other current assets	831,839	965,298
Total current assets	17,891,222	18,725,725

Property and equipment, net	156,335	15,667
Deferred tax assets	325,030	45,488
Right-of-use lease assets	485,066	30,111

TOTAL ASSETS	$18,857,653	$18,816,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$5,358,935	$9,539,258
Accrued expenses and other current liabilities	1,255,714	1,282,161
Due to related parties	4,294,731	5,214,794
Income taxes payable	126,333	126,333
Current operating lease liabilities	303,923	-
Total current liabilities	11,339,636	16,162,546

Non-current liabilities
Long-term operating lease liabilities	184,704	-
Total liabilities	11,524,340	16,162,546
Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,042,578 and 33,300,000 shares issued and outstanding	3,504	3,330
Additional paid-in capital	5,645,322	4,291
Retained earnings	1,696,400	2,654,695
Accumulated other comprehensive loss	(11,913)	(7,871)
Total stockholders’ equity	7,333,313	2,654,445

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$18,857,653	$18,816,991

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

HOUR LOOP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Periods Ended June 30, 2022 AND 2021

(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021

Revenues, net	$14,800,518	$11,643,230	$27,154,501	$20,966,143
Cost of revenues	(6,443,910)	(4,845,441)	(12,341,179)	(8,939,993)

Gross profit	8,356,608	6,797,789	14,813,322	12,026,150

Operating expenses
Selling and marketing	6,480,625	4,803,598	12,006,727	8,630,792
General and administrative	2,275,642	925,698	3,951,606	1,462,507
Total operating expenses	8,756,267	5,729,296	15,958,333	10,093,299

(Loss) income from operations	(399,659)	1,068,493	(1,145,011)	1,932,851

Other (expenses) income
Other expense	(3,944)	(3,754)	(9,394)	(4,624)
Interest expense	(20,567)	(10,328)	(104,125)	(10,328)
Other income	13,754	52,098	20,693	54,504
Total other (expenses) income, net	(10,757)	38,016	(92,826)	39,552

(Loss) income before income taxes	(410,416)	1,106,509	(1,237,837)	1,972,403
Provision for income taxes	97,009	-	279,542	-

Net (loss) income	(313,407)	1,106,509	(958,295)	1,972,403

Other comprehensive (loss) income
Foreign currency translation adjustments	(9,497)	2,893	(11,913)	1,671

TOTAL COMPREHENSIVE (LOSS) INCOME	$(322,904)	$1,109,402	$(970,208)	$1,974,074

Basic and diluted (loss) income per common share	$(0.01)	$0.03	$(0.03)	$0.06
Weighted-average number of common shares outstanding	34,939,695	33,300,000	33,300,000	33,300,000

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

HOUR LOOP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30, 2022 and 2021

(Unaudited)

					Accumulated
	Common Stock	Common Stock	Additional Paid-In	Retained	Other Comprehensive	Total Stockholders’
	Shares	Amount	Capital	Earnings	(Loss) Income	Equity

BALANCE AT March 31, 2021	33,300,000	$3,330	$4,291	$4,885,513	$(4,403)	$4,888,731

Contribution						-

Distribution				(2,132,000)		(2,132,000)

Currency translation adjustments					1,671	1,671

Net Income	-	-	-	1,106,509	-	1,106,509

BALANCE AT June 30, 2021	33,300,000	$3,330	$4,291	$3,860,022	$(2,732)	$3,864,911

BALANCE AT March 31, 2022	35,032,753	$3,503	$5,615,322	$2,009,807	$(10,287)	$7,618,345

Stock based compensation	9,825	1	30,000			30,001

Currency translation adjustments					(1,626)	(1,626)

Net Loss	-	-	-	(313,407)	-	(313,407)

BALANCE AT June 30, 2022	35,042,578	$3,504	$5,645,322	$1,696,400	$(11,913)	$7,333,313

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.